Exhibit 10.10

IR EXECUTIVE DEFERRED COMPENSATION PLAN II

[As Amended and Restated Effective July 1, 2009]

TABLE OF CONTENTS

SECTION 1 - STATEMENT OF PURPOSE		1

SECTION 2 - DEFINITIONS

2.1	Account Balance	2
2.2	Administrative Committee	2
2.3	Base Salary	2
2.4	Beneficiary	2
2.5	Beneficiary Designation Form	2
2.6	Cash Incentive Compensation Award	2
2.7	Change in Control	2
2.8	Code	2
2.9	Compensation Committee	2
2.10	Deferral Account	3
2.11	Deferral Amount	3
2.12	Disability	3
2.13	Discretionary Company Contribution	3
2.14	Discretionary Company Contribution Account	3
2.15	Dividends on Stock Grants	3
2.16	Elected Officer	3
2.17	Election Form	4
2.18	Eligible Employee	4
2.19	ERISA	4
2.20	Investment Option Subaccounts	4
2.21	IR Stock	4
2.22	IR Stock Account	4
2.23	Participant	4
2.24	Participating Employer	4
2.25	Plan Year	4
2.26	Retirement	4
2.27	Return	5
2.28	Separation from Service	5
2.29	Service	5
2.30	Stock Based Awards	5
2.31	Stock Grant	5
2.32	Supplemental Contribution	5
2.33	Supplemental Contribution Account	5
2.34	Trust	5
2.35	Unforeseeable Financial Emergency	6

SECTION 3 - ADMINISTRATION OF THE PLAN		6

(i)

SECTION 4 - PARTICIPATION, DEFERRAL ELECTION AND INVESTMENT ELECTION

4.1	Participation and Deferral Election	6
4.2	Investment Election	8
4.3	Duration of Elections	9

SECTION 5 - VESTING

5.1	Deferral Amounts	9
5.2	Supplemental Contributions	9
5.3	Discretionary Contributions	9

SECTION 6 - ACCOUNTS AND VALUATIONS

6.1	Deferral Accounts	10
6.2	Supplemental Contribution Accounts	10
6.3	Discretionary Contribution Accounts	11
6.4	IR Stock Accounts	12
6.5	Changes in Capitalization	13
6.6	Accounts are Bookkeeping Entries	13

SECTION 7 - DISTRIBUTION OF ACCOUNTS

7.1	Separation from Service with Five Years of Service, etc.	14
7.2	Scheduled Distributions Prior to Separation from Service	15
7.3	Separation from Service Prior to Completing Five (5) Years of Service	16
7.4	Unforeseeable Financial Emergency Distribution	16
7.5	Required Delay in Distributions	17
7.6	Prohibition of Accelerations	17
7.7	Medium of Payments	17
7.8	Taxes; Withholding	17
7.9	Distribution Provisions	18
7.10	Treatment of Installments; Date of Distribution	18
7.11	Timing of Initial Election Forms	18
7.12	Distribution of Certain Multi-Year Compensation	18

SECTION 8 - BENEFICIARY DESIGNATION		19

SECTION 9 - AMENDMENT AND TERMINATION OF PLAN

9.1	Amendment	19
9.2	Termination of Plan	19

(ii)

SECTION 10 - MISCELLANEOUS

10.1	Unsecured General Creditor	20
10.2	Entire Agreement; Successors	20
10.3	Non-Assignability	21
10.4	No Contract of Employment	21
10.5	Authorization and Source of Shares	21
10.6	Singular and Plural	21
10.7	Captions	21
10.8	Applicable Law	21
10.9	Severability	21
10.10	Notice	21

(iii)

IR Executive Deferred Compensation Plan II

As Amended and Restated Effective July 1, 2009

SECTION 1

STATEMENT OF PURPOSE

The purpose of the IR Executive Deferred Compensation Plan II (the “Plan”) is to further increase the mutuality of interest between Ingersoll-Rand Company (the “Company”), its employees, the employees of a Participating Employer and members of Ingersoll-Rand plc by providing a select group of management and highly compensated employees of the Company or a Participating Employer the opportunity to elect to defer receipt of cash compensation. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. To the extent Code Section 409A applies to the Plan, the terms of the Plan are intended to comply with that provision, and the terms of the Plan shall be interpreted and administered in accordance therewith.

The Plan is a successor to the IR Executive Deferred Compensation Plan (the “Predecessor Plan”). The Predecessor Plan, which previously was known as the Ingersoll-Rand Company Executive Deferred Compensation and Stock Bonus Plan, became effective on January 1, 1997, was amended and restated effective January 1, 2001.

On December 31, 2004, the Company froze the Predecessor Plan with respect to all deferrals to the extent such deferrals would otherwise be subject to Code Section 409A (including amounts that were credited under the Predecessor Plan as of December 31, 2004 but were not grandfathered with respect to Code Section 409A). Also on December 31, 2004, the Company adopted the Plan to provide for deferrals of amounts subject to Code Section 409A (including amounts that were credited under the Predecessor Plan as of December 31, 2004 but were not grandfathered with respect to Code Section 409A) on substantially the same terms as those provided under the Predecessor Plan to the extent such terms are not inconsistent with Code Section 409A.

The Company amended and restated the Plan in its entirety, effective August 1, 2007, and again, effective January 1, 2009, to conform the terms of the Plan to the requirements of the regulations under Code Section 409A. This further amendment and restatement is effective July 1, 2009. The Plan applies to (i) amounts initially deferred hereunder on or after January 1, 2005, (ii) amounts initially credited to the Predecessor Plan before January 1, 2005 that, pursuant to the effective-date rules of Code Section 409A, are subject to the provisions of Code Section 409A, and (iii) investment earnings allocable to amounts described in (i) and (ii). Notwithstanding any other provision of this Plan, no amount will be deferred or credited under this Plan with respect to a Participant for a Plan Year if such amount is properly deferred or credited with respect to such Participant for such Plan Year under the Predecessor Plan.

SECTION 2

DEFINITIONS

2.1	“Account Balance” means, for each Plan Year, a credit on the records of the Company equal to the sum of the value of a Participant’s Deferral Account, Supplemental Contribution Account, Discretionary Company Contribution Account and IR Stock Account for such Plan Year. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or to the Participant’s designated Beneficiary, pursuant to the Plan.

2.2	“Administrative Committee” shall mean the committee appointed by the Chief Executive Officer of the Company which will administer the Plan in accordance with the duties delegated to it by the Compensation Committee or as set forth herein.

2.3	“Base Salary” means a Participant’s annual base salary, excluding bonuses, commissions, incentive compensation and all other remuneration for services rendered to the Company or a Participating Employer and prior to a reduction for any salary contributions to a plan established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

2.4	“Beneficiary” means the person or persons designated as such in accordance with Section 8.

2.5	“Beneficiary Designation Form” means the form established from time to time by the Administrative Committee that a Participant completes and returns to the Administrative Committee to designate one or more Beneficiaries.

2.6	“Cash Incentive Compensation Award” means any of the Participant’s annual cash incentive compensation awards.

2.7	“Change in Control” means a “change in control of the Company” (as set forth in the Company’s Incentive Stock Plan of 2007), unless a different definition is used for purposes of any severance of employment agreement or change of control arrangement between the Company and a Participant, in which event such definition shall apply. Solely for purposes of this Section 2.7, the term “Company” shall mean Ingersoll-Rand plc.

2.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other administrative guidance issued thereunder.

2.9	“Compensation Committee” means the Compensation Committee of the Board of Directors of Ingersoll-Rand plc.

2.10	“Deferral Account” means, for each Plan Year, (i) the sum of all of a Participant’s Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or to the Participant’s Beneficiary pursuant to the Plan that relate to the Participant’s Deferral Account.

2.11	“Deferral Amount” means the amount of a Participant’s Cash Incentive Compensation Award, Base Salary, Stock Based Awards, and (for periods prior to August 2, 2006) Dividends on Stock Grants actually deferred under the Plan by the Participant pursuant to Section 4 for any one Plan Year.

2.12	“Disability” means, with respect to a Participant: (a) a condition under which the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or a Participating Employer; or (b) any other condition under which the Participant is considered “disabled” within the meaning of Code Section 409A(a)(2)(C).

2.13	“Discretionary Company Contribution” means an additional amount to be credited to a Participant’s Discretionary Company Contribution Account for a Plan Year.

2.14	“Discretionary Company Contribution Account” means, for each Plan Year, (i) the sum of all of a Participant’s Discretionary Company Contributions, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Discretionary Company Contribution Account, less (iii) all distributions made to the Participant or to the Participant’s Beneficiary pursuant to the Plan that relate to the Participant’s Discretionary Company Contribution Account.

2.15	“Dividends on Stock Grants” means the dividends on deferred vested Stock Grants payable to a Participant pursuant to the Ingersoll-Rand Company Incentive Stock Plan of 1995 or the Ingersoll-Rand Company Incentive Stock Plan of 1998 or any successor plan thereto. Notwithstanding the foregoing, effective August 2, 2006, no additional Dividends on Stock Grants shall be credited under the Plan with respect to any Participant.

2.16	“Elected Officer” means an officer of the Company elected to such position by the Board of Directors of the Company.

2.17	“Election Form” means the form or forms established from time to time by the Administrative Committee that a Participant completes, signs and returns to the Administrative Committee or to the Plan’s recordkeeper to make an election under the Plan. An Election Form also includes any other method approved by the Administrative Committee, in its sole and absolute discretion, that a Participant may use to make an election under the Plan. The terms and conditions specified in the Election Form(s) are incorporated by reference herein and form a part of the Plan. If there is a conflict between the Election Form and the Plan, the terms of the Plan shall control and govern.

2.18	“Eligible Employee” means an Elected Officer or an individual who is among a select group of management and highly compensated employees of the Company or a Participating Employer who has been selected by the Administrative Committee, in its sole and absolute discretion, to participate in the Plan.

2.19	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.20	“Investment Option Subaccounts” means the separate subaccounts, each of which corresponds to an investment option elected by the Participant or, as provided in Section 6.3 regarding Discretionary Company Contributions, the Administrative Committee, with respect to a Participant’s Deferral Accounts and/or Discretionary Company Contribution Accounts, as applicable.

2.21	“IR Stock” means the ordinary shares, par value $1.00 per share, of Ingersoll-Rand plc, an Irish company.

2.22	“IR Stock Account” means, for each Plan Year, (i) the sum of all of a Participant’s Deferral Amounts and Discretionary Company Contributions that are deemed to be invested in IR Stock, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s IR Stock Account, less (iii) all distributions made to the Participant or to the Participant’s Beneficiary pursuant to the Plan that relate to the Participant’s IR Stock Account.

2.23	“Participant” means an Eligible Employee participating in the Plan in accordance with the provisions of Section 4.

2.24	“Participating Employer” means any direct or indirect parent, subsidiary or affiliate of the Company that is aggregated with the Company for purposes of Code Section 409A.

2.25	“Plan Year” means a calendar year.

2.26	“Retirement” means, with respect to a Participant, Separation from Service after he or she has attained age 65 (62 for Elected Officers) or Separation from Service with at least five (5) years of Service.

2.27	“Return” means, for each investment option, an amount equal to the net investment return (including changes in value and distributions) for each such investment option during each business day.

2.28	“Separation from Service” means a separation from service under the general rules under Code Section 409A.

2.29	“Service” means periods of service with the Company or a Participating Employer as determined in accordance with Section 2.3 of the Ingersoll Rand Pension Plan Number One.

2.30	“Stock Based Awards” means awards, in lieu of any incentive or variable compensation to which a Participant is entitled from the Company or its subsidiaries or ERISA affiliates, of (i) common shares of Ingersoll-Rand plc, or (ii) restricted ordinary shares of Ingersoll-Rand plc, or (iii) awards that are valued in whole, or in part, by reference to, or otherwise based on the fair market value of ordinary shares of Ingersoll-Rand plc.

2.31	“Stock Grant” means a grant of IR Stock made to a Participant under the Company’s stock grant plan, which was frozen in February of 2000.

2.32	“Supplemental Contribution” means an additional amount to be credited to a Participant’s Supplemental Contribution Account equal to twenty percent (20%) of the Participant’s Cash Incentive Compensation Award that is deferred under Section 6.1 of the Plan for a Plan Year by the Participant and is, at the time of making the deferral election, elected to be invested in the Participant’s IR Stock Account. Supplemental Contributions shall be available and credited only to Participants whose job category indicates specified ownership guidelines as determined by the Compensation Committee in its sole and absolute discretion. Notwithstanding the foregoing, effective August 2, 2006, no additional Supplemental Contributions shall be credited under the Plan with respect to any Participant.

2.33	“Supplemental Contribution Account” means, for each Plan Year, (i) the sum of all of a Participant’s Supplemental Contributions, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Supplemental Contribution Account, less (iii) all distributions made to the Participant or to the Participant’s Beneficiary pursuant to the Plan that relate to the Participant’s Supplemental Contribution Account.

2.34	“Trust” means the Ingersoll-Rand Company Deferred Compensation Trust Agreement, dated as of January 1, 2001 between the Company and the trustee named therein, as amended from time to time.

2.35	“Unforeseeable Financial Emergency” means: (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; or (b) such other definition of “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii).

SECTION 3

ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Compensation Committee (or any successor committee). The Compensation Committee has delegated authority to the Administrative Committee to administer the Plan in accordance with the provisions of this Section. Notwithstanding the previous sentence, the Compensation Committee shall retain authority for determining (i) a Participant’s eligibility to receive Supplemental Contributions, and (ii) eligibility for, and the amount of, Discretionary Company Contributions with respect to Participants whose job category indicates specified ownership guidelines as determined by the Compensation Committee.

The primary responsibility of the Administrative Committee is to administer the Plan for the exclusive benefit of Participants and their Beneficiaries, subject to the specific terms of the Plan. The Administrative Committee shall administer the Plan in accordance with its terms to the extent consistent with applicable law, and shall have the power to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination by the Administrative Committee shall be conclusive and binding upon all affected parties. Any denial by the Administrative Committee of a claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Participant or Beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a review of the decision denying this claim.

SECTION 4

PARTICIPATION, DEFERRAL ELECTION AND INVESTMENT ELECTION

4.1

Participation and Deferral Election. Any Eligible Employee may elect to participate in the Plan for a given Plan Year by filing a completed Election Form for the Plan Year in the manner prescribed by the Administrative Committee. The Election Form must specify the percentage or dollar amount of any Deferral

Amount otherwise payable for or during such Plan Year that will be deferred under the Plan. No Election Form shall be accepted by the Administrative Committee unless it provides that the Participant has elected to defer a combination of cash compensation and/or Stock Based Award equal to a minimum of $5,000.

Any election to defer a Deferral Amount for a Plan Year is irrevocable upon the filing of the Election Form, and must be properly completed and filed by the Participant no later than the December 31 immediately preceding the first Plan Year during which the services for which the compensated is paid or awarded are performed or:

(a)	In the case of a new Participant who is described in Code Section 409A(a)(4)(B)(ii), the 30th day after such new Participant first becomes eligible to participate in the Plan (provided that such election shall relate only to compensation for services performed subsequent to the date such Election Form is filed);

(b)	In the case of any compensating award that constitutes performance-based compensation for purposes of Code Section 409A; the June 30 immediately preceding the Plan Year in which such award would otherwise be paid or such earlier date established by the Administrative Committee; if, by reason of events occurring after the Participant’s Deferral Election, compensation ceases to be performance-based compensation for purposes of section 409A, any deferral election made under this paragraph (and not timely made under any other provision of this Section 4.1) shall be considered untimely and given no force or effect;

(c)	In the case of any compensatory award that, at the time the Participant obtains a legally binding right to the award, is subject to a substantial risk of forfeiture (within the meaning of Code Section 409A) for a period of at least 13 months, the 30th day after the Participant obtains a legally binding right to such award.

An Eligible Employee who fails to file a properly completed Election Form by the applicable date indicated above will be ineligible to defer under the Plan the Deferral Amount to which such applicable date relates. In addition, the Administrative Committee, in its sole and absolute discretion, may establish from time to time such other enrollment requirements as it determines are necessary or proper.

Notwithstanding anything to the contrary, the Administrative Committee, in its sole and absolute discretion, shall determine from time to time the percentage of Base Salary that may be deferred by Participants under the Plan in any Plan Year. Once such a determination is made the percentage shall remain in effect until the beginning of the first Plan Year after such percentage is changed by the Administrative Committee.

If the Administrative Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Participant shall not be permitted to make any future deferral election under this Section 4.1 for any future Plan Year.

4.2	Investment Election. In accordance with procedures established by the Administrative Committee in its sole and absolute discretion, prior to the time a Participant’s Deferral Amounts are credited to a Participant’s Deferral Account pursuant to Section 6.1, the Participant shall designate, on an Election Form, the types of investment options in which the Participant’s Deferral Amounts will be deemed to be invested for purposes of determining the amount of earnings to be credited to the Participant’s Deferral Account and, with respect to Deferral Amounts that are designated by the Participant to be deemed to be invested in IR Stock, the IR Stock Account.

Subject to the right of the Administrative Committee to direct the types of investment options in which a Participant’s Discretionary Company Contributions will be deemed to be invested as described in Section 6.3, in the event a Participant receives a Discretionary Company Contribution, the Participant shall, at the time designated by the Administrative Committee, in its sole and absolute discretion, designate, on an Election Form, the types of investment options in which the Participant’s Discretionary Company Contributions will be deemed to be invested for purposes of determining the amount of earnings to be credited to the Participant’s Discretionary Company Contribution Account and, with respect to Discretionary Company Contributions that are designated by the Participant to be deemed to be invested in IR Stock, the IR Stock Account.

In making the designations pursuant to this Section, the Participant may specify that all or any portion of the Participant’s Deferral Amount and, subject to Section 6.3, Discretionary Company Contributions be deemed to be invested, in whole percentage increments, in one or more of the types of investment options provided under the Plan as communicated from time to time by the Administrative Committee. Subject to Section 6.4, a Participant may change the designation made under this Section with respect to prior and/or future Deferral Amounts and/or, subject to Section 6.3, prior and/or future Discretionary Company Contributions by filing an Election Form no later than the time specified by the Administrative Committee, in its sole and absolute discretion, to be effective as of the first business day of the following month.

Notwithstanding any other provision of this Section 4.2, in no event may a Participant designate that any Base Salary deferred under the Plan or any earnings thereon be deemed to be invested in IR Stock, and in no event may a Participant designate that any Stock Based Awards or earnings thereon be deemed to be invested other than in IR Stock.

Except for Discretionary Company Contributions that the Administrative Committee, pursuant to Section 6.3, has directed the investment options in which a Participant’s Discretionary Company Contributions shall be deemed to be invested, if a Participant fails to elect a type of investment option under this Section, he or she shall be deemed to have elected the investment option designated by the Administrative Committee as the default investment option.

4.3	Duration of Elections. Notwithstanding anything to the contrary: (a) any election under Section 4.1 (including a failure to make an election) shall remain in effect from Plan Year to Plan Year unless a written request to modify or terminate that election for a subsequent Plan Year is submitted to the Administrative Committee in accordance with Section 4.1; and (b) any election under Section 4.2 (including a failure to make an election) shall remain in effect from Plan Year to Plan Year unless a written request to modify or terminate that election is submitted to the Administrative Committee, which request shall be effective as to any Deferral Amount credited to the Participant’s Deferral Account 30 or more days after such written request is submitted to the Administrative Committee; provided that nothing in this Section 4.3(b) shall permit a Participant to make such a written request as to the deemed investment of Stock Based Awards.

SECTION 5

VESTING

5.1.	Deferral Amounts. A Participant shall be fully vested in his or her Deferral Account.

5.2.	Supplemental Contributions. A Participant shall vest in his or her Supplemental Contribution Account on the earliest of: (i) the fifth anniversary of the date the Supplemental Contribution is credited to the Participant’s Supplemental Contribution Account; (ii) the date of the Participant’s Retirement; (iii) the Participant’s Disability; (iv) the Participant’s death; (v) a Change in Control; or (vi) a termination of the Plan pursuant to Section 9.2. Notwithstanding the foregoing, effective August 2, 2006, a Participant shall be fully vested in his or her Supplemental Contribution Account.

5.3.	Discretionary Contributions. A Participant shall vest in his or her Discretionary Company Contribution Account on the earliest of: (i) the date determined by the Administrative Committee; (ii) the date of the Participant’s Disability; (iii) the date of the Participant’s death; (iv) a Change in Control; or (v) a termination of the Plan pursuant to Section 9.2. Notwithstanding the above, to the extent an agreement between the Company and the Participant contains provisions governing vesting with regards to a Discretionary Company Contribution made on behalf of the Participant, the terms of such agreement shall apply.

SECTION 6

ACCOUNTS AND VALUATIONS

6.1	Deferral Accounts. The Administrative Committee shall establish and maintain a separate Deferral Account for each Participant for each Plan Year. All Deferral Amounts, other than Stock Based Awards and Deferral Amounts that are deemed, at the Participant’s election, to be invested in IR Stock shall be credited to the Participant’s Deferral Account on the date when the Deferral Amount would otherwise be paid to the Participant. All Stock Based Awards and Deferral Amounts that are deemed, at the Participant’s election, to be invested in IR Stock shall be credited to the Participant’s IR Stock Account as described in Section 6.4.

Each Participant’s Deferral Accounts shall be divided into Investment Option Subaccounts. A Participant’s Deferral Accounts shall be credited as follows:

(a)	On the day a Deferral Amount is credited to a Participant’s Deferral Account, the Administrative Committee shall credit the Investment Option Subaccounts of the Participant’s Deferral Account with an amount equal to the Participant’s Deferral Amount in accordance with the Participant’s Election Form; that is, the portion of the Participant’s Deferral Amount that the Participant has elected to be deemed to be invested in a certain type of investment option shall be credited to the Investment Option Subaccount corresponding to that investment option, and

(b)	Each business day, each Investment Option Subaccount of a Participant’s Deferral Account shall be adjusted for earnings or losses in an amount equal to that determined by multiplying the balance credited to such Investment Option Subaccount as of the prior day plus contributions credited that day to the Investment Option Subaccount by the Return for the corresponding investment option.

6.2	Supplemental Contribution Accounts. The Administrative Committee shall establish and maintain a separate Supplemental Contribution Account for each Plan Year for each Participant who receives a Supplemental Contribution for such Plan Year. All Supplemental Contributions shall be credited to the Participant’s Supplemental Contribution Account on the same date that the Participant’s Deferral Amount applicable to a Cash Incentive Compensation Award for which the Supplemental Contribution is being made is credited to the Participant’s Deferral Account pursuant to Section 6.1. Effective August 2, 2006, no further Supplemental Contributions shall be credited to a Participant’s Supplemental Contribution Account. All of a Participant’s Supplemental Contributions shall be deemed to be invested in, and shall remain deemed to be invested in, IR Stock in the Participant’s Supplemental Contribution Account until such amounts are distributed from the Plan.

All Supplemental Contributions shall initially be credited to a Participant’s Supplemental Contribution Account in units or fractional units of IR Stock. The value of each unit shall be determined each business day and shall equal the closing price of one share of IR Stock on the New York Stock Exchange-Composite Tape. On each date that Supplemental Contributions are credited to a Participant’s Supplemental Contribution Account, the number of units to be credited shall be determined by dividing the number of units by the value of a unit on such date.

Dividends paid on IR Stock shall be reflected in a Participant’s Supplemental Contribution Account by the crediting of additional units or fractional units. Such additional units or fractional units shall equal the value of the dividends based upon the closing price of one share of IR Stock on the New York Stock Exchange-Composite Tape on the date such dividends are paid.

6.3	Discretionary Company Contribution Accounts. The Administrative Committee shall establish and maintain a separate Discretionary Company Contribution Account for each Plan Year for each Participant who receives a Discretionary Company Contribution for such Plan Year. All Discretionary Company Contributions, other than those that are deemed, at the Participant’s election or as directed by the Administrative Committee pursuant to the following paragraph, to be invested in IR Stock shall be credited to the Participant’s Discretionary Company Contribution Account on the date determined by the Administrative Committee in its sole and absolute discretion. All Discretionary Company Contributions that are deemed, at the Participant’s election or as directed by the Administrative Committee, to be invested in IR Stock shall be credited to the Participant’s IR Stock Account as described in Section 6.4.

Each Participant’s Discretionary Company Contribution Accounts shall be divided into Investment Option Subaccounts. Notwithstanding the previous sentence, the Administrative Committee may, in its sole and absolute discretion, at the time a Discretionary Company Contribution is made, direct that a Participant’s Discretionary Company Contribution be invested in any one or more of the Investment Option Subaccounts (including the IR Stock Account) and that such Discretionary Company Contribution remain invested in such Investment Option Subaccounts until at least such time as the Administrative Committee, in its sole and absolute discretion, determines that such Discretionary Company Contribution, or portion thereof, may, except as otherwise provided in Section 6.4, be invested in Investment Option Subaccounts elected by the Participant. A Participant’s Discretionary Company Contribution Accounts shall be credited as follows:

(a)	On the day a Discretionary Company Contribution is credited to a Participant’s Discretionary Company Contribution Account, the Administrative Committee shall credit the Investment Option Subaccounts of the Participant’s Discretionary Company Contribution Account with an amount equal to the Participant’s Discretionary Company Contribution in accordance with the Participant’s Election Form or as directed by the Administrative Committee; that is, the portion of the Participant’s Discretionary Company Contribution that the Participant has elected, or that the Administrative Committee has directed, to be deemed to be invested in a certain type of investment option shall be credited to the Investment Option Subaccount corresponding to that investment option.

(b)	Each business day, each Investment Option Subaccount of a Participant’s Discretionary Company Contribution Account shall be adjusted for earnings or losses in an amount equal to that determined by multiplying the balance credited to such Investment Option Subaccount as of the prior day plus contributions credited that day to the Investment Option Subaccount by the Return for the corresponding investment option.

To the extent an agreement between the Company and the Participant contains provisions governing the deemed investment of Discretionary Company Contributions made on behalf of the Participant, the deemed investment provisions of such agreement shall apply.

6.4	IR Stock Accounts. The Administrative Committee shall establish and maintain a separate IR Stock Account for each Plan Year for each Participant who (i) elects to have all or a portion of his of her Deferral Amounts and/or Discretionary Company Contributions for such Plan Year invested in IR Stock, (ii) elects to defer Stock Based Awards pursuant to Section 4.1, or (iii) receives a Discretionary Company Contribution which is directed, pursuant to Section 6.3, by the Administrative Committee to be deemed to be invested in IR Stock. All Deferral Amounts that are deemed, at the Participant’s election, to be invested in IR Stock shall be credited to the Participant’s IR Stock Account on the date when the Deferral Amount would otherwise be paid to the Participant. All Stock Based Awards shall be credited to a Participant’s IR Stock Account at the time such Stock Based Awards become vested. All Discretionary Company Contributions that are deemed, whether at the Participant’s election or as directed by the Administrative Committee, to be invested in IR Stock shall be credited to the Participant’s IR Stock Account on the date determined by the Administrative Committee in its sole and absolute discretion. Notwithstanding anything to the contrary, IR Stock credited to a Participant’s IR Stock Account may not be designated by the Participant to be deemed to be invested in any other investment option and shall remain invested in IR Stock in such IR Stock Account until distributed from the Plan. A Participant’s IR Stock Accounts shall be credited as follows:

(a)	On the day a Deferral Amount or Discretionary Company Contribution is credited to a Participant’s IR Stock Account, the Administrative Committee shall credit the IR Stock Account with an amount equal to the Participant’s Deferral Amount and/or Discretionary Company Contribution.

(b)	All Deferral Amounts and Discretionary Company Contributions deemed to be invested in IR Stock in accordance with the Participant’s Election Form or, with respect to Discretionary Company Contributions as directed by the Administrative Committee, shall be credited to a Participant’s IR Stock Account in units or fractional units. The value of each unit shall be determined each business day and shall equal the closing price of one share of IR Stock on the New York Stock Exchange-Composite Tape. On each date that Deferral Amounts and/or Discretionary Company Contributions are credited to the Participant’s IR Stock Account, the number of units to be credited shall be determined by dividing the amount of such Deferral Amounts and/or Discretionary Company Contributions by the value of a unit on such date.

Dividends paid on IR Stock shall be reflected in a Participant’s IR Stock Account by the crediting of additional units or fractional units. Such additional units or fractional units shall equal the value of the dividends based upon the closing price of one share of IR Stock on the New York Stock Exchange-Composite Tape on the date such dividends are paid.

6.5	Changes in Capitalization. If there is any change in the number or class of shares of IR Stock through the declaration of a stock dividend or other extraordinary dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares or in the event of similar corporate transactions, the units in each Participant’s IR Stock Account and Supplemental Contribution Account shall be equitably adjusted to reflect any such change in the number or class of issued shares of IR Stock or to reflect such similar corporate transaction.

6.6	Accounts are Bookkeeping Entries. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment options, including IR Stock, are to be used for measurement purposes only, and a Participant’s election of any such investment option, the allocation to his or her Account Balances thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balances shall not be considered or construed in any manner as an actual investment of his or her Account Balances in any such investment option. In the event that the Company or the trustee of the Trust, in its own discretion, decides to invest funds in any or all of the investment options, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balances shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant’s behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company.

SECTION 7

DISTRIBUTION OF ACCOUNTS

7.1	Separation from Service with Five Years of Service, Retirement, Disability and Death. Except as otherwise provided in this Section 7, a Participant who has a Separation from Service after completing at least five (5) years of Service, has a Retirement, incurs a Disability, or dies shall be paid his or her vested Account Balances (and after his or her death to his or her Beneficiary) in a lump sum in the Plan Year following the Participant’s Separation from Service, Retirement, Disability or death, unless an optional time or form of benefit payment has been elected by the Participant in accordance with the next sentence. For each Plan Year’s Account Balance the Participant may elect, on an initial Election Form filed in accordance with Section 4.1 by the time specified in Section 7.11, an optional form of benefit payment from among the following:

(1)	Annual installments over five (5) years commencing in the Plan Year following the Participant’s Separation from Service, Retirement, Disability or death;

(2)	Annual installments over ten (10) years commencing in the Plan Year following the Participant’s Separation from Service, Retirement, Disability or death;

(3)	Annual installments over fifteen (15) years commencing in the Plan Year following the Participant’s Separation from Service, Retirement, Disability or death; and

(4)	A lump sum distribution payable in the Plan Year specified by the Participant on such Election Form; provided, however, that such specified date shall be no less than one (1) year and no more than five (5) years following the Participant’s Separation from Service, Retirement, Disability or death.

Notwithstanding the foregoing, a Participant may irrevocably elect, on a subsequent Election Form, to change the form and/or extend the timing of a distribution under this Section to a lump sum distribution payable in the Plan Year specified by the Participant on such Election Form, which Plan Year shall not be later than ten (10) years following the Participant’s Separation from Service, Retirement, Disability, or death, provided that, as and to the extent required by Code Section 409A(a)(4)(C): (i) no such election shall take effect until twelve months after the date on which such election was made; (ii) no such election (other than an election related to a distribution payable by reason of Disability or death) shall be effective unless it defers by a period of at least five years the date on which such distribution would otherwise be made or begin; and (iii) no such election related to a distribution payable at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A(a)(2)(A)(iv)) may be made within twelve months of the date such distribution would otherwise be made. As and to the extent required under Code Section 409A(a)(4)(C), the first day of the Plan Year in which a distribution would otherwise be made or begin (but for an election made by the Participant under this paragraph) shall be treated as the date the distribution would otherwise be made or begin for purposes of the rules set forth in the preceding sentence.

In the event of the Participant’s Separation from Service with five (5) years of Service, Retirement, Disability or death prior to the elected date for one or more scheduled distributions under Section 7.2, the portion of the Participant’s Account Balance associated with such distribution(s) shall be paid to the Participant (and after his or her death to his or her Beneficiary) at the time and in the form determined under this Section 7.1.

Notwithstanding any provision of the Plan to the contrary, if a Participant has a Separation from Service after completing five (5) years of Service, has a Retirement, incurs a Disability or dies while receiving annual installments pursuant to Section 7.2, such annual installments shall continue to be paid to the Participant (and after his or her death to his or her Beneficiary) in the same manner as if the Participant had not a Separation from Service or Retirement, incurred a Disability or died.

All distributions under this Section 7.1 shall be made on a pro rata basis from the Participant’s Account Balances.

7.2	Scheduled Distributions Prior to Separation from Service. For each Plan Year’s Account Balance, a Participant may elect, on an initial Election Form filed in accordance with Section 4.1 by the time specified in Section 7.11, to receive a distribution of all or a portion of his or her Deferral Account, IR Stock Account, vested Discretionary Company Contribution Account and vested Supplemental Contribution Account with respect to a Plan Year(s) while still employed by the Company. A Participant’s election for a distribution under this Section 7.2 shall be permitted only if the date specified on the Election Form by the Participant for such distribution (in the event of a lump sum) or the commencement of such distribution (in the event of annual installments) is no earlier than two (2) years from the last day of the Plan Year for which the portion of the Deferral Account, IR Stock Account, vested Discretionary Company Contribution Account, and vested Supplemental Contribution Account to be distributed is actually deferred. At the time an election for a distribution under this Section is made, the Participant shall also elect, on the Election Form, the form of payment of the distribution. The Participant shall elect either (i) a lump sum payment to be paid in the Plan Year specified by the Participant on the Election Form or (ii) annual installments over two (2), three (3), four (4) or five (5) years beginning in the Plan Year specified by the Participant on the Election Form.

A Participant may irrevocably elect, on a subsequent Election Form, to change the form and/or extend the timing of a distribution under this Section, provided that, as and to the extent required by Code Section 409A(a)(4)(C): (i) no such election shall take effect until twelve months after the date on which such election was made; (ii) no such election shall be effective unless it defers by a period of at least five years the date on which such distribution would otherwise be made or begin; and (iii) no such election may be made within twelve months of the date such distribution would otherwise be made. As and to the extent required under Code Section 409A(a)(4)(C), the first day of the Plan Year in which a distribution would otherwise be made or begin (but for an election made by the Participant under this paragraph) shall be treated as the date the distribution would otherwise be made or begin for purposes of the rules set forth in the preceding sentence. The Participant shall have the right to extend the date for any distribution under this paragraph twice.

All distributions under this Section 7.2 shall be made on a pro rata basis from the Participant’s Deferral Account(s), IR Stock Account(s), vested Discretionary Company Contribution Account(s), and vested Supplemental Contribution Account(s), as applicable.

7.3	Separation from Service Prior to Completing Five (5) Years of Service. Except as otherwise provided in Section 7.5, if a Participant has a Separation from Service other than by reason of Retirement, Disability or death prior to his or her completing five (5) years of Service, the vested portion of the Participant’s Account Balances, if any, shall be distributed in a lump sum in the Plan Year following the Participant’s Separation from Service. If a Participant has a Separation from Service other than by reason of Retirement, Disability or death prior to his or her completing five (5) years of Service while receiving annual installments pursuant to Section 7.2, such annual installments shall continue to be paid to the Participant (and after his or her death to his or her Beneficiary) in the same manner as if the Participant had not Separated from Service prior to completing five (5) years of Service.

7.4

Unforeseeable Financial Emergency Distribution. In the event that the Administrative Committee, upon written petition of the Participant on an Election Form filed with the Administrative Committee specifying the Plan Year(s) with respect to which payment shall be made, determines in its sole and absolute discretion, that the Participant has suffered an Unforeseeable Financial Emergency, the Company shall pay to the Participant (or the Participant’s Beneficiary) in a lump sum from the Participant’s Deferral Account(s), IR Stock Account(s), vested portion of the Discretionary Company Contribution Account(s) and the vested portion of the Supplemental Contribution Account(s) with respect to the specified Plan Year(s), as soon as practicable following such determination, the amount necessary to satisfy such Unforeseeable Financial Emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

All distributions under this Section 7.4 shall be made on a pro rata basis from the Participant’s Deferral Account(s), IR Stock Account(s), vested Discretionary Company Contribution Account(s) and vested Supplementary Contribution Account(s), as applicable.

7.5	Required Delay in Distributions. Notwithstanding any other provision of this Plan to the contrary, no distribution shall be made to a Participant who is a “specified employee,” as determined by the Company through procedures consistent with and permitted under Code Section 409A(a)(2)(B)(i), by reason of such Participant’s Separation from Service or Retirement prior to the date that is six months after such Participant’s Separation from Service or Retirement. Any amounts that would otherwise be paid during the six-month period following such Participant’s Separation from Service or Retirement shall be paid on the first date such amount may be paid under the preceding provisions of this Section 7.5.

7.6	Prohibition of Accelerations. Except to the extent that the Company is permitted under Code Section 409A(a)(3) to exercise discretion to accelerate distributions under the Plan, the time or schedule of any distribution hereunder shall not be accelerated.

7.7	Medium of Payments. All amounts in a Participant’s Deferral Account and Discretionary Company Contribution Account and payable to a Participant or Beneficiary under the Plan shall be paid in cash. All amounts in a Participant’s Supplemental Contribution Account and IR Stock Account and payable to a Participant or Beneficiary under the Plan shall be paid in IR Stock.

All distributions from the Plan that are to be paid in a specified number of annual installments shall be paid so that the amount of each annual installment is determined by dividing the total remaining number of units in the Participant’s Account Balance to be paid in annual installments by the number of years of annual installments remaining.

7.8	Taxes; Withholding. To the extent required by law, the Company, or the trustee of the Trust, shall withhold from payments made hereunder an amount equal to at least the minimum taxes required to be withheld by the federal or any state or local government. The amount to be withheld and the manner in which amounts shall be withheld shall be determined in the sole discretion of the Company or the trustee of the Trust.

7.9	Distribution Provisions. To the extent an agreement between the Company and a Participant contains provisions governing the form and/or timing of a distribution of a Discretionary Company Contribution made on behalf of the Participant, the distribution provisions of such agreement shall apply to the extent such provisions are not inconsistent with the requirements of Code Section 409A.

7.10	Treatment of Installments; Date of Distribution. For purposes of Code Section 409A, any series of installment payments payable to or with respect to a single Participant shall be treated as a single payment under the Plan. Any distribution due under the Plan shall be made by the last day of the Plan Year in which such distribution, disregarding this sentence, is due under the Plan (determined after the application of Section 7.5) or such other date as may be permitted or required under Code Section 409A.

7.11	Timing of Initial Election Forms. Any election made on an initial Election Form (but not a subsequent Election Form) referenced in Section 7.1 or 7.2 that applies to a Deferral Amount or a Discretionary Company Contribution shall be irrevocable (except to the extent such election is subject to a subsequent election under Section 7.1 or 7.2 as permitted by Code Section 409A(a)(4)(C)) and must be made no later than the election deadline that applies under Section 4.1 to such Deferral Amount or, in the case of a Discretionary Company Contribution, December 31 of the Plan Year preceding the Plan Year in which the Participant performs the services to which such Discretionary Company Contribution relates.

7.12	Distribution of Certain Multi-Year Compensation. Notwithstanding the prior provisions of this Section 7, in the case of any compensation that (absent the Participant’s Deferral Election) would have been paid in a Plan Year that was specified by the Company at the time of the Participant’s Deferral Election, the Deferral Amount shall be paid (or commence to be paid) no earlier than such Plan Year. For example, if the Company awards performance-based compensation payable in the Plan Year following a three-year performance cycle, and a Participant has made a timely election to defer such compensation until the Plan Year following Separation from Service, such compensation shall be distributed in the later of the Plan Year following Separation from Service or the Plan Year following the three-year performance cycle. The Participant’s Deferral Election shall be deemed to incorporate the requirement of this Section 7.12, whether or not it expressly so provides.

SECTION 8

BENEFICIARY DESIGNATION

A Participant shall have the right to designate a Beneficiary(ies) to receive the Participant’s Account Balances in the event the Participant dies prior to receiving all of his or her Account Balances. A Beneficiary designation shall be made, and may be amended at any time, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time. A Participant may change the designated Beneficiary under the Plan at any time by providing such designation in writing to the Administrative Committee.

If a Participant fails to designate a Beneficiary(ies), or if all designated Beneficiaries predecease the Participant, the Participant’s Beneficiary(ies) shall be deemed to be the Participant’s estate. If the Company is unable to determine a Participant’s Beneficiary or if any dispute arises concerning a Participant’s Beneficiary, the Company may pay benefits to the Participant’s estate. Upon such payment, the Company shall have no further liability hereunder.

If any distribution to a Beneficiary is to be made in annual installments, and the Beneficiary dies before receiving all such installments, the remaining installments, if any, shall continue to be paid as installments to the estate of the Beneficiary.

SECTION 9

AMENDMENT AND TERMINATION OF PLAN

9.1	Amendment. The Plan may, at any time and from time to time, be amended without the consent of any Participant or Beneficiary, by (a) the Compensation Committee or the Board of Directors of Ingersoll-Rand plc or (b) the Administrative Committee in the case of amendments which do not materially modify the provisions hereof; provided, however, that no amendment shall reduce any benefits accrued under the terms of the Plan as of the date of amendment.

9.2	Termination of Plan.

a.	Company’s Right to Terminate. The Board of Directors of Ingersoll-Rand plc may terminate the Plan at any time and for any reason.

b.

Payments Upon Termination. As and to the extent permitted under Code Section 409A, all amounts deferred under the Plan with respect to a Participant shall be paid to the Participant, in a lump sum, upon the Company’s termination and liquidation of the Plan, provided that: (1) the termination and liquidation do not occur proximate to a downturn in the financial health of the Company; (2) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan and any other terminated and liquidated agreements, methods, programs, and other arrangements under Code Section 409A if the Participant had deferrals of compensation under all the agreements, methods, programs, and other arrangements that are terminated and liquidated; (3) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action irrevocably to terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (4) all payments are made within 24 months of the date the Company takes all necessary action irrevocably to terminate and liquidate the Plan; and (5) the Company does not adopt a new plan that would be aggregated with the Plan or any other terminated and liquidated plan under Code Section 409A if the Participant participated in both plans, at any time within three years following the date the Company takes all necessary action irrevocably to terminate and liquidate the Plan.

SECTION 10

MISCELLANEOUS

10.1	Unsecured General Creditor. Benefits under the Plan shall be payable by the Company out of its general funds. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligations hereunder for payment of benefits at its discretion, provided, however, that no Participant or Beneficiary shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company. No Participant shall have any rights or privileges of a stockholder of the Company or of a member of Ingersoll-Rand plc under the Plan, including as a result of the crediting of units to a Participant’s IR Stock Account or Supplemental Contribution Account, except at such time as distribution is actually made from the Participant’s IR Stock Account or Supplemental Contribution Account, as applicable.

10.2	Entire Agreement; Successors. The Plan, including the Election Form and any subsequently adopted amendments to the Plan or Election Form, shall constitute the entire agreement or contract between the Company and any Participant regarding the Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Participant relating to the subject matter hereof, other than those set forth herein. The Plan and any amendment hereof shall be binding on the Company and the Participants and, their respective heirs, administrators, trustees, successors and assigns, including but not limited to, any successors of the Company by merger, consolidation or otherwise by operation of law, and on all designated Beneficiaries of the Employee.

10.3	Non-Assignability. To the extent permitted by law, the right of any Participant or any Beneficiary in any benefit hereunder shall not be subject to attachment, garnishment or any other legal process for the debts of such Participant or Beneficiary; nor shall any such benefit be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

10.4	No Contract of Employment. The establishment of the Plan or any modification hereof shall not give any Participant or other person the right to remain in the service of the Company, a Participating Employer, or any subsidiaries or affiliates of a Participating Employer, and all Participants and other persons shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.5	Authorization and Source of Shares. Shares of IR Stock necessary to meet the obligations of the Plan have been reserved and authorized pursuant to resolutions adopted by the Board of Directors of the Company on December 4, 1996, and additional shares of IR Stock shall be reserved and authorized for delivery under the Plan from time to time. These shares of IR Stock may be provided from newly-issued or treasury shares.

10.6	Singular and Plural. As the context may require, the singular may be read as the plural and the plural as the singular.

10.7	Captions. The captions to the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8	Applicable Law. Except as preempted by federal law, the Plan shall be governed and construed in accordance with the laws of the State of New Jersey.

10.9	Severability. If any provisions of the Plan shall, to any extent, be invalid or unenforceable, the remainder of the Plan shall not be affected thereby, and each provision of the Plan shall be valid and enforceable to the fullest extent permitted by law.

10.10	Notice. Any notice or filing required or permitted to be given to the Administrative Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company at 1 Centennial Avenue, Piscataway, NJ 08855, directed to the attention of the Senior Vice President, Human Resources. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice to the Participant shall be addressed to the Participant at the Participant’s residence address as maintained in the Company’s records. Any party may change the address for such party here set forth by giving notice of such change to the other parties pursuant to this Section.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement to be executed by its duly authorized representative as of July 1, 2009.

INGERSOLL-RAND COMPANY

By:	/s/ Barbara A. Santoro
Barbara A. Santoro
Vice President & Secretary